PRICING SUPPLEMENT NO. AIG-FP-34	FILED PURSUANT TO RULE 424(b)(2)
DATED OCTOBER 2, 2007	REGISTRATION NOS. 333-106040; 333-143992
TO PROSPECTUS DATED JULY 13, 2007
AND PROSPECTUS SUPPLEMENT DATED JULY 13, 2007
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
US DOLLAR ZERO COUPON ACCRETING NOTES DUE OCTOBER 15, 2037

Principal Amount: U.S.$200,000,000	Issue Date: October 15, 2007

Agents’ Discount or Commission: None	Maturity Date: October 15, 2037

Net Proceeds to Issuer: U.S.$22,285,551.48	Interest Rate: 0.00%

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QCR7

Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof):
$100,000 and integral multiples of U.S.$100,000 in excess thereof
     The notes are being placed through or purchased by the Agents listed below:

Agent	Principal Amount
Nomura Securities International, Inc.	U.S.$200,000,000	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 11.14278% of principal amount.
Payment at Maturity:
     On the Maturity Date, Issuer will pay to the Holder $200,000,000. If the Maturity Date is not a Business Day, such sum will be payable on the following Business Day (without any interest or other payment in respect of such delay).
Redemption at Option of Issuer:
     The notes will be redeemable, at the option of the Issuer, upon written notice of a minimum of five (5) Business Days, at the applicable amount set forth in the Accreting Notional column of the Call Redemption Amount Table, on October 15, 2008 and semi-annually thereafter up to and including April 15, 2037.

Call Redemption Amount Table:

Accrual	Accrual	Accreting Notional
Start Date	End Date	(Dollar Amount)

		22,285,551.48

15-Oct-2007	15-Apr-2008	23,115,688.27
15-Apr-2008	15-Oct-2008	23,976,747.66
15-Oct-2008	15-Apr-2009	24,869,881.51
15-Apr-2009	15-Oct-2009	25,796,284.60
15-Oct-2009	15-Apr-2010	26,757,196.20
15-Apr-2010	15-Oct-2010	27,753,901.75
15-Oct-2010	15-Apr-2011	28,787,734.60
15-Apr-2011	17-Oct-2011	29,860,077.71
17-Oct-2011	16-Apr-2012	30,972,365.60
16-Apr-2012	15-Oct-2012	32,126,086.22
15-Oct-2012	15-Apr-2013	33,322,782.93
15-Apr-2013	15-Oct-2013	34,564,056.60
15-Oct-2013	15-Apr-2014	35,851,567.71
15-Apr-2014	15-Oct-2014	37,187,038.60
15-Oct-2014	15-Apr-2015	38,572,255.79
15-Apr-2015	15-Oct-2015	40,009,072.32
15-Oct-2015	15-Apr-2016	41,499,410.26
15-Apr-2016	17-Oct-2016	43,045,263.30
17-Oct-2016	18-Apr-2017	44,648,699.35
18-Apr-2017	16-Oct-2017	46,311,863.40
16-Oct-2017	16-Apr-2018	48,036,980.32
16-Apr-2018	15-Oct-2018	49,826,357.83
15-Oct-2018	15-Apr-2019	51,682,389.66
15-Apr-2019	15-Oct-2019	53,607,558.68
15-Oct-2019	15-Apr-2020	55,604,440.24
15-Apr-2020	15-Oct-2020	57,675,705.64
15-Oct-2020	15-Apr-2021	59,824,125.67
15-Apr-2021	15-Oct-2021	62,052,574.35
15-Oct-2021	19-Apr-2022	64,364,032.75
19-Apr-2022	17-Oct-2022	66,761,592.97
17-Oct-2022	17-Apr-2023	69,248,462.31
17-Apr-2023	16-Oct-2023	71,827,967.53
16-Oct-2023	15-Apr-2024	74,503,559.32
15-Apr-2024	15-Oct-2024	77,278,816.90
15-Oct-2024	15-Apr-2025	80,157,452.83
15-Apr-2025	15-Oct-2025	83,143,317.95
15-Oct-2025	15-Apr-2026	86,240,406.54
15-Apr-2026	15-Oct-2026	89,452,861.69
15-Oct-2026	15-Apr-2027	92,784,980.78
15-Apr-2027	15-Oct-2027	96,241,221.32
15-Oct-2027	18-Apr-2028	99,826,206.81
18-Apr-2028	16-Oct-2028	103,544,733.02
16-Oct-2028	16-Apr-2029	107,401,774.32
16-Apr-2029	15-Oct-2029	111,402,490.42
15-Oct-2029	15-Apr-2030	115,552,233.18
15-Apr-2030	15-Oct-2030	119,856,553.87
15-Oct-2030	15-Apr-2031	124,321,210.50
15-Apr-2031	15-Oct-2031	128,952,175.59
15-Oct-2031	15-Apr-2032	133,755,644.13
15-Apr-2032	15-Oct-2032	138,738,041.88
15-Oct-2032	19-Apr-2033	143,906,033.94
19-Apr-2033	17-Oct-2033	149,266,533.70
17-Oct-2033	17-Apr-2034	154,826,712.08
17-Apr-2034	16-Oct-2034	160,594,007.11
16-Oct-2034	16-Apr-2035	166,576,133.87
16-Apr-2035	15-Oct-2035	172,781,094.86
15-Oct-2035	15-Apr-2036	179,217,190.64
15-Apr-2036	15-Oct-2036	185,893,030.99
15-Oct-2036	15-Apr-2037	192,817,546.40
15-Apr-2037	15-Oct-2037	200,000,000.00

Events of Default and Acceleration:
     In case an Event of Default with respect to the notes has occurred and is continuing, the aggregate amount payable to holders of notes, upon any acceleration permitted by the notes, will be equal to the Accreting Notional as of the most recent Accrual End Date listed above, plus an amount equal to interest on such amount calculated at the rate of 7.45% per annum for the period from such most recent Accrual Start Date, calculated on the basis of a 360 day year comprising 12 30-day months.
     In case of default in payment of the notes, whether on the Maturity Date or upon acceleration, from and after that date, the notes will bear interest, payable upon demand of their holders, at the rate equal to 7.45% per annum, to the extent that payment of interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the notes, to the date payment of that amount has been made or duly provided for.
Other Provisions:

“Business Day”	Means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England

Calculation Agent:	AIG Financial Products Corp.
USE OF PROCEEDS
     We intend to lend the net proceeds from the sale of the notes to our subsidiary AIG Financial Products Corp. or certain of its subsidiaries for use for general corporate purposes.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
     These notes have been issued with Original Issue Discount (“OID”), as defined by Section 1273 of the Internal Revenue Code of 1986, as amended. The amount of OID on each $100,000 of notes is $88,857.22. The issue date of the notes is October 15, 2007. The yield to maturity on the notes is 7.45%.
     Prospective investors should refer to the discussion under “United States Taxation” in the accompanying prospectus supplement for more information on OID and a discussion of the other material consequences of owning the notes.
ERISA CONSIDERATIONS
     The notes may not be purchased or held by any employee benefit plan or other plan or account that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code (each, a “plan”), or by any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”), unless in each case the purchaser or holder is eligible for exemptive relief from the prohibited transaction rules of ERISA and Section 4975 of the Code under a prohibited transaction class exemption issued by the Department of Labor or another applicable statutory or administrative exemption. Each purchaser or holder of the notes will be deemed to represent that either (1) it is not a plan or plan asset entity and is not purchasing the notes on behalf of or with plan assets or (2) with respect to the purchase and holding, it is eligible for relief under a prohibited transaction class exemption or other applicable statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code. The foregoing supplements the discussion under ERISA Considerations in the base prospectus dated July 13, 2007.
GENERAL INFORMATION
     The information in this Pricing Supplement, other than the information regarding the initial public offering price, the net proceeds to the issuer, the identities of the initial purchasers or agents, the information under “Certain U.S. Federal

Income Tax Consequences” and “ERISA Considerations” above, and the following two paragraphs, will be incorporated by reference into the Global Security representing all the Medium-Term Notes, Series AIG-FP.
     We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, ANZ Securities, Inc., Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., CIBC World Markets. Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Key Banc Capital Markets Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho International plc, Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, National Australia Capital Markets, LLC, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.